      Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-85158, 333-74440, 333-42972, 333-57541, 333-22989, 333-14021 and 33-93928 of Simula, Inc. on Form S-8 of our report dated March 21, 2003, except for Notes 7 and 8, as to which dates are March 25, 2003 and April 9, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Simula, Inc.’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Simula, Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP
Phoenix, Arizona
April 15, 2003